EXHIBIT 99.1


                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001

                  Pioneer Awarded Interest in Deepwater Nigeria

Dallas, Texas, April 5, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) announced today that a subsidiary of the Company has joined Oranto Petroleum and Orandi Petroleum in an existing production sharing contract on Block 320 in deepwater Nigeria gaining exploration rights from the Nigerian National Petroleum Corporation.

The 442,000 acre (1,790 square km) block is located about 90 miles (150 km) southeast of Lagos in water depths ranging between 6,900 to 8,900 feet (2,100 to 2,700 m). Pioneer's subsidiary is the technical operator of the block with a 51% working interest. Oranto Petroleum and Orandi Petroleum Limited, Nigerian corporations, hold 32% and 17%, respectively.

Under terms of an existing Production Sharing Contract, Pioneer and the other participants will carry out a work program that includes acquiring a minimum of 1,790 square kilometers of 3-D seismic data and drilling at least one exploration well by February of 2007.

Scott Sheffield, Pioneer's Chairman and CEO stated, "We've targeted West Africa as an area of focus for our exploration program. These exploration rights on Block 320 offer us a unique opportunity to participate in the upside potential of deepwater Nigeria." Chris Cheatwood, Executive Vice President of Worldwide Exploration, added, "Existing 2-D seismic on the block indicates the presence of large channel systems similar to those of the large nearby fields, Erha and Bosi. By acquiring new 3-D seismic data, we should be able to more confidently quantify the reserve potential and risk prior to drilling the first well."

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, South Africa, Tunisia, Equatorial Guinea, and Nigeria. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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